                                                                  EXHIBIT 4.3.1

                                FIRST AMENDMENT
                         TO SECOND AMENDED AND RESTATED
                                CREDIT AGREEMENT


                 THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (the "Amendment") dated as of June 15, 1993 is by and among NATIONAL CONVENIENCE STORES INCORPORATED (the "Borrower"), NATIONSBANK OF TEXAS, N.A. ("NationsBank-Texas"), NATIONSBANK OF NORTH CAROLINA, N.A. ("NationsBank-North Carolina") and any other financial institution that may become a party to the hereinafter described Credit Agreement in accordance with the terms and provisions thereof (together NationsBank-Texas, NationsBank-North Carolina and such other financial institutions are hereinafter referred to as the "Banks") and NATIONSBANK-TEXAS, as Agent for the Banks (in such capacity, the "Agent").

                 WHEREAS, the Borrower, the Agent and the Banks have entered into that certain Second Amended and Restated Credit Agreement dated as of March 9, 1993 (the "Credit Agreement"); and

                 WHEREAS, as a condition precedent to the execution of the Credit Agreement, the Borrower and the Agent executed and delivered that certain letter agreement (the "Letter Agreement") dated March 10, 1993, pursuant to which the Borrower agreed, among other things, to amend the Post-Confirmation NationsBank Loan Documents (as that term is defined in the Letter Agreement, and which includes, without limitation, the Credit Agreement) within fourteen (14) days after written request from the Agent for the purpose of incorporating any and all such "More Favorable Terms" (as that term is defined in the Letter Agreement) as the Agent in its sole discretion may require; and

                 WHEREAS, pursuant to the terms of the Letter Agreement, the Agent has requested that the Borrower amend the Credit Agreement in accordance with the terms and conditions set forth herein and in the other documents and instruments executed in connection herewith;

                 NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree that the Credit Agreement shall be amended as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 1.01. Capitalized terms defined in the recitals hereof are hereby incorporated herein for all purposes.

                 1.02. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

                                   ARTICLE II

                                   AMENDMENT

                 2.01. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in alphabetical order therein. To the extent that the definition assigned to any capitalized term contained herein is inconsistent with a definition already contained in the Credit Agreement, the definition set forth in this Amendment shall be deemed to be substituted in lieu of the existing definition. To the extent that the definition assigned to any capitalized term contained in the Credit Agreement, as amended hereby, is inconsistent with a definition contained in the Revolving Credit Agreement, the definition set forth in this Amendment (except for any internal section references contained therein) shall be deemed to govern the Revolving Credit Agreement.

                          "Affiliate" means, with respect to a Person, any
                 other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. The term "control" means the possession, directly or indirectly, of the power, whether or not exercised, (a) to vote fifty- one percent (51%) or more of the securities having voting power for the election of directors of such Person or (b) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or other equity interest, by contract or otherwise, and the terms "controlled" and "common control" shall have correlative meanings. Notwithstanding the foregoing provisions of this definition, in no event shall any Bank be deemed to be an Affiliate of the Borrower or any Subsidiary of the Borrower.

                          "Amended ESOP Loan Agreement Note" means that certain
                 Amended Promissory Note dated as of February 13, 1989 executed by the Borrower and delivered to NationsBank - North Carolina pursuant to the ESOP Loan Agreement, as amended prior to the Closing Date, and by that certain Amendment dated as of July 30, 1991 attached to said note as an allonge.




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
                          "Asset(s)" means any interest of a Person in any kind
                 of property or asset, whether real, personal or mixed real and personal, or whether tangible or intangible.

                          "Bankruptcy Code" means Title 11 of the United States
                 Code (11 U.S.C. Section Number 101 et seq.), as amended from time to time, or any successor statute.

                          "Capital Stock" of any Person means any and all
                 shares, interests, participations or other equivalents (howsoever designated) of capital stock and any rights (other than debt securities convertible into capital stock), warrants or options to acquire Capital Stock, provided, however, that "Capital Stock" shall not include phantom stock, stock appreciation rights or the like.

                          "Collateral Documents" means any document at any time
                 executed by the Borrower or any of its Subsidiaries, as applicable, and delivered to the Banks as security for all or any portion of the Obligations, as such documents shall have been amended as of the Effective Date and as each may be further modified, supplemented, amended or restated from time to time.

                          "Consolidated Fixed Charge Coverage Ratio" means, at
                 any date during a period, the ratio obtained by dividing (i) EBITDA, plus Consolidated Rental Expense (together the "Fixed Charge Numerator"), each for the four Fiscal Quarters immediately preceding such date, by (ii) the aggregate amount of (a) Consolidated Rental Expense during the four Fiscal Quarters immediately preceding such date plus (b) Consolidated Interest Charges for the four Fiscal Quarters immediately preceding such date plus (c) the Current Maturities as of such date minus (d) the Balloon Adjustment to the extent that Unrestricted Cash equals or exceeds one times the Balloon Adjustment (together the "Fixed Charge Denominator") provided that, through the Fiscal Quarter ending March 31, 1994, each calculation required above shall include only Fiscal Quarters occurring after March 31, 1993, and the Current Maturities included in the Fixed Charge Denominator will be the scheduled maturities for long-term Debt actually payable for the same number of such succeeding Fiscal Quarters as the numbers of quarters included in such calculation.

                          "Contingent Obligation" means, as to any Person, any
                 Guarantee or other contingent obligation in the nature of suretyship of such Person (a) with respect to any Debt or similar obligation of another Person other than the Borrower or a Consolidated Subsidiary (an "Underlying Obligation") or
                 (b) to maintain working capital or equity capital of another Person other than the Borrower or a Consolidated Subsidiary. The amount of any Contingent Obligation shall be an amount equal to the lesser of the amount of the Underlying Obligation guaranteed or otherwise supported thereby and any stated cap on such Underlying Obligation.

                          "Contractual Obligation" means, as applied to any
                 Person, any material provision of any security issued by that Person or of any material indenture, mortgage, deed of trust, contract, agreement or other instrument to which that Person is a party or by which it or any of its owned properties is bound or to which it or any of its owned properties is subject.

                          "Depository Bank" means each of the approximately 56
                 banks and financial institutions into which the Borrower and its Subsidiaries deposit all Receipts, as identified on
                 Exhibit 1.01B hereto, as modified from time to time in accordance with Section 5.01(s).

                          "Disposition" means the sale, transfer, lease, pledge
                 or other disposition, after the Closing Date, of any asset (or any interest therein) owned by the Borrower or any of the Guarantor Subsidiaries, or other Subsidiaries which are required to be Guarantors (including any such transaction effected by way of merger or consolidation), except for (i) any such disposition to the Borrower or a Guarantor Subsidiary, (ii) dispositions of inventory (other than Real Estate) in the ordinary course of business, (iii) dispositions of Temporary Cash Investments, and (iv) the creation of any Lien permitted by Section 5.13(a) (other than Liens securing indebtedness incurred to refinance or refund obligations owed to BOA permitted solely by Section 5.13(a)(vi)). Without limiting the generality of the foregoing, a Disposition includes any Sale-Leaseback Transaction after the Closing Date, whether or not the same gives rise to Debt.

                          "Existing Controlled Disbursement Account" means the
                 disbursement account or accounts of Borrower maintained at Citibank, N.A. Delaware.

                          "Guarantee Agreement" means any Guarantee Agreement
                 executed and delivered by a Subsidiary, other than a Real Estate Subsidiary which is specifically prohibited from so encumbering its assets, for the benefit of the Banks, or any of them, as the same shall have been modified as of the Closing Date and as the same may thereafter be amended or otherwise modified from time to time, including, without limitation, the Second Acknowledgement, Consent and Modification to Guarantee Agreement (the "Acknowledgement and Consent") dated as of March 9, 1993.

                          "Intercreditor Agreement" means the Second Amended
                 and Restated Intercreditor Agreement dated as of November 23, 1992, among NationsBank-North Carolina, NationsBank-Texas and Bank of America, and each of their





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
                 respective successors and assigns, as the same may be amended, modified or restated from time to time.

                          "Leaseholds" means the estates granted to the
                 Borrower or the Guarantor Subsidiaries under the terms of the Leases.

                          "Leases" means the leasehold interest of the Borrower
                 and any Guarantor Subsidiary under all real property leases (excluding any lease for which such grant, assignment, transfer and conveyance is prohibited by, or constitutes a default or requires the consent of third parties under the express terms of such lease) executed by the Borrower or any such Guarantor Subsidiary, as lessee, covering real property, personal property and fixtures located in the State of Texas, as the same may be amended, modified or restated from time to time.

                          "Material Adverse Effect" means any material adverse
                 effect on (a) the financial condition, business, properties or operations of the Borrower, or the Borrower and its Subsidiaries, taken as a whole, or (b) the ability of the Borrower or any Subsidiary to perform its respective obligations on a timely basis under this Agreement, the Notes or the other Loan Documents.

                          "Mortgage Notes" means those certain mortgage notes
                 identified on Exhibit 1.01C hereto.

                          "Net Cash Proceeds" means (a) with respect to any
                 Disposition, the aggregate amount of cash received by the Borrower and its Subsidiaries in respect of such Disposition minus the sum of (i) reasonable costs and expenses (including costs of discontinuance, taxes other than income taxes and the repayment of any Debt secured by the related asset other than Debt to any Bank or Bank of America) incurred in connection with such Disposition and required to be paid in cash, (ii) the estimated income tax to be paid by the Borrower or any Subsidiary in connection with such Disposition, and (iii) to the extent not covered as costs of discontinuance in clause
                 (i) above, the aggregate amount the Borrower or its Subsidiary is obligated to pay to lessors of equipment, holders of Permitted Liens superior to the Liens of the Banks, if any, or others similarly situated in order to clear title to assets to be conveyed in connection with such Disposition or to terminate contracts relating to the assets which are the subject of the Disposition, (b) the aggregate amount of cash or property received by the Borrower and its Subsidiaries with respect to any Litigation Resolution minus the sum of (i) reasonable costs and expenses of litigation (including attorneys' fees) incurred in connection with such Litigation Resolution and required to be paid in cash and (ii) the estimated income tax to be paid by the Borrower and the Subsidiaries in connection with such Litigation Resolution,
                 (c) in the event that during any Fiscal Year the Borrower or any Subsidiary receives any refund or refunds of taxes paid by the Borrower or any Subsidiary in an aggregate amount equal to or greater than $250,000, the aggregate excess amount of such refund or refunds over $250,000, (d) if the Borrower or any Subsidiary receives insurance proceeds equal to or greater than $250,000 in the aggregate during any Fiscal Year as the result of any property damage, loss or series of losses, the aggregate amount of insurance proceeds received by the Borrower and its Subsidiaries during such year with respect to such loss or losses in excess of $250,000; provided that so long as no Event of Default has occurred and is continuing, the Borrower may use the insurance proceeds to repair or rebuild the property affected by the related casualty and, so long as the Borrower diligently pursues said repairs or rebuilding, and thereafter, all such insurance proceeds utilized to repair or rebuild shall not be Net Cash Proceeds, (e) the proceeds received by the Borrower or any Subsidiary from the issuance of capital stock of the Borrower or any Subsidiary, including without limitation, proceeds received by the Borrower in connection with exercise of the Warrants and Options by any holder of the Warrants and Options, to the extent such proceeds constitute, but only to the extent such proceeds constitute, "Net Cash Proceeds" under Section 5.25, less, in the case of issuance of capital stock, commissions of underwriters, reasonable fees and expenses incurred in connection with the issuance of such capital stock and any amount of money which the Borrower shall be required by the purchaser of such capital stock to expend in capital expenditures or otherwise in connection with the business of the Borrower to support the sale and promotion of items produced, distributed or otherwise related to such purchaser's business in consideration for such purchase of capital stock,
                 (f) with respect to Real Estate Collateral, the proceeds of title insurance received by any Bank, any Lender under the Revolving Credit Agreement or Bank of America, (g) the aggregate amount of cash received by the Borrower and its Subsidiaries in respect of additional money borrowed, other than money borrowed as permitted under Section 5.18 hereof and
                 Section 7.02 of the Revolving Credit Agreement, and (h) amounts paid to Borrower or any Subsidiary from time to time by vendors under Select Reimbursement Programs less the amount of money the Borrower or any such Subsidiary shall be required by any such vendor to expend on improvements or otherwise in connection with the business of the Borrower or such Subsidiary in consideration for such vendor entering into or continuing any such Select Reimbursement Program. For the purpose of this definition, Net Cash Proceeds received by any Person in respect of any Disposition or Litigation Resolution shall include such cash as may be received by such Person at any time or from time to time (but only as and when received) as proceeds of any promissory notes or other property received as consideration for such Disposition or Litigation Resolution, but shall exclude the estimated income tax payable with respect to a Disposition or Litigation Resolution, taking into account any benefit of carryover of net operating losses





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
                 of the Borrower from prior tax years and any net operating losses of the Borrower attributable to the tax year in question.

                          "Non-Guarantor Subsidiary" means any Subsidiary
                 designated as a Non-Guarantor Subsidiary onExhibit 1.01A hereto or any Real Estate Subsidiary hereafter formed or acquired by the Borrower or a Subsidiary which is specifically prohibited from encumbering its assets.

                          "Permitted Investments" means (a) Permitted Seller
                 Finance Notes permitted pursuant toSection 5.22(b)(iii)(C), provided that such promissory notes have been pledged to the Banks to secure the Obligations in accordance with the terms of the Loan Documents, (b) Investments reasonably made available by the Agent to the Borrower or any Subsidiary in which the Banks' security interest remains continuously perfected, with maturities not longer than seven (7) days from the purchase thereof, (c) amounts on deposit in Depository Accounts from time to time, and (d) amounts held in cash collateral accounts securing the Obligations, and obligations of the Borrower under the Bank of America Agreement.

                          "Permitted Seller Finance Notes" means promissory
                 notes that (i) are payable to the Borrower or any Subsidiary made by the purchaser of, or otherwise in connection with the sale of, assets of the Borrower or any Subsidiary that may be sold without the Banks' prior written consent in accordance with clause (C) of Section 5.22(b)(iii) and (ii) have a term to maturity of not greater than five (5) years.

                          "Property" or "property" means any kind of property
                 or asset, whether real, personal or mixed real and personal, or whether tangible or intangible, and shall include, but not be limited to, the Leaseholds and all rights and interests of the Borrower and the Subsidiaries under the Leases.

                          "Receipts" means all cash, checks and other
                 instruments for the payment of money received or held by the Borrower or any Subsidiary from any source whatsoever including, without limitation, collections of cash, instruments or receivables arising in connection with the sales of the Borrower's or such Subsidiary's inventory and products or arising from any other business activity conducted by the Borrower or any Subsidiary; dividends, distributions and other proceeds of Investments; amounts received in payments of leases, sale proceeds (whether in the ordinary course of business, or from sale or other disposition of Assets, or otherwise); refinancing proceeds; amounts in respect of any other obligation owed by any third party to the Borrower or such Subsidiary; or collections of cash, instruments or receivables arising in connection with the sale of inventory of Skipper Beverage Corporation, a Texas corporation, or of any





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
                 other Person, held by the Borrower or any Subsidiary, to the extent the Borrower or such Subsidiary is entitled to such funds).

                          "Special Reserves" means the following sub-accounts
                 of the balance sheet account "Other Liabilities and Deferred Revenue":

                                                                                       Balance at 3/31/93*
                                                                                       -------------------
                          Total Environmental Reserve               $ 18,656,000
                               less:  Current Portion                - 2,100,000
                                                                    ------------
                          Environmental Reserve (Long Term Portion)                        $ 16,556,000

                          National Money Orders, Inc. Reserve                              $  2,370,000
                          Tax Reserve                                                         1,918,000
                                                                                           ------------
                               Total Special Reserves                                      $ 20,844,000

                          *numbers are rounded to the nearest thousand.

                          "Special Reserve Adjustment" means the aggregate
                 amount of reduction since March 31, 1993 to Special Reserves, as reported pursuant to Section 5.01(o), which has resulted, directly or indirectly, in an increase to Consolidated Net Worth.

                          "Temporary Cash Investment" means any Investment in
                 (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at the time of such Investment A-1, P-1 or better by a nationally recognized credit rating agency, (iii) asset- backed corporate debt securities rated at the time of such Investment A-1, P-1 or better by a nationally recognized credit rating agency or (iv) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company the long-term debt of which (or of the parent corporation of which) is rated A or better at the time of such Investment by Standard & Poor's Corporation or A2 or better by Moody's Investors Service, provided in each case that such Investment matures within 180 days from the date of acquisition thereof by the Borrower or a Subsidiary.

                          "Unrestricted Cash" means, for any date during a
                 period, the consolidated cash of the Borrower and the Consolidated Subsidiaries that is available for their discretionary use and is not reserved for a special purpose and is not held in any trust, escrow or other similar arrangement.





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
                 2.02. Section 1.02 of the Credit Agreement is hereby amended by adding the following language at the end of such section:

                 If any changes in accounting principles are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes result in a change in the method of calculation of, or affect the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating the Borrower's financial condition and results of operations shall be the same after such changes as if such changes had not been made.

                 2.03. Section 2.05(b) of the Credit Agreement is hereby amended by deleting the figure "$456,000" from lines 5 and 8 thereof and substituting the figure "$470,441.38" in lieu thereof in both instances.

                 2.04. Section 2.08(e) of the Credit Agreement is hereby amended by substituting the capitalized term "Primary Principal Amount" for the capitalized term "Primary Principal" and by substituting the capitalized term "Secondary Principal Amount" for the capitalized term "Secondary Principal".

                 2.05. Section 2.15(a) of the Credit Agreement is hereby amended by deleting from line 5 thereof the word "shall" and substituting in lieu thereof the phrase "may, in its sole and absolute discretion".

                 2.06. Section 2.15(e) of the Credit Agreement is hereby amended by deleting it therefrom in its entirety and substituting the following paragraph in lieu thereof:

                          (e) Post-Confirmation Cash Collateral Account Deposit. In the event that a Letter of Credit is renewed by the Issuing Bank, in the Issuing Bank's sole and absolute discretion, at such time as the conditions to such renewal pursuant to Section 3.02 hereof have not been met, the Borrower shall deliver to the Agent, for deposit in the Post-Confirmation Cash Collateral Account, an amount equal to the aggregate face amount of Letters of Credit to be renewed at such time.

                 2.07. Article II of the Credit Agreement is hereby amended by adding the following new Sections 2.17 and 2.18:





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
                          SECTION 2.17. Additional Collateral. On the Effective Date, the Borrower shall, and shall cause each of the Subsidiaries to, convey to the Banks, and shall confirm, or cause to be confirmed (to the extent previously assigned, pledged and/or granted), a valid and perfected, first priority Lien, pari passu (subject to the terms and conditions of the Intercreditor Agreement) with Bank of America, on all of Borrower's and such Subsidiary's property and assets on which Bank of America has, or will have at any time, a Lien and on which the Banks do not have a first priority perfected Lien as of the Closing Date, which Lien shall be subject only to the Liens permitted under Section 5.13.

                          SECTION 2.18.  Application of Net Cash Proceeds.

                          (a) Until such time as the Obligations are paid in full or fully cash collateralized, in the event that Borrower or any Subsidiary receives any Net Cash Proceeds, immediately upon receipt thereof, such Net Cash Proceeds shall be delivered to the Agent in accordance with Sections 2.08(d) and 5.22(c), and shall be applied to the Obligations; provided that so long as the Intercreditor Agreement is in effect, any Net Cash Proceeds shall be paid to the Agent to be shared between the Banks and Bank of America in accordance with
                 Article V of the Intercreditor Agreement and Exhibit 2.08 hereto.

                          (b) Net Cash Proceeds payable by the Borrower or any Subsidiary under this Agreement to the Banks shall be paid to the Agent and applied in the following order, or such other order as the Agent may determine: (i) first, to any unpaid interest, commissions, fees or other sums which the Borrower has failed to pay to the Agent in accordance with the terms of the Loan Documents; (ii) second, to the payment of principal of the Notes in accordance with Section 2.08(e); and (iii) third, by depositing same in the Post-Confirmation Cash Collateral Account to cash collateralize the Letters of Credit and the other Obligations. At the request of the Agent upon the instructions of the Majority Banks, the Borrower and its Subsidiaries shall execute such instruments, agreements or other documents, and shall take all such action, as the Agent shall request to accomplish the foregoing.

                          (c) Notwithstanding anything herein or in the Revolving Credit Agreement or the Bank of America Agreement, the Borrower and the Banks hereby acknowledge and agree that Bank of America and the Banks may, from time to time, in their sole and absolute discretion and in accordance with the terms and conditions of the Intercreditor Agreement, amend, modify or waive any of the terms or conditions of the Intercreditor Agreement without the consent of the Borrower and any such amendment, modification, waiver of terms or conditions, or other change to the Intercreditor Agreement, as may be agreed by the parties thereto, shall not increase Borrower's Obligations hereunder and under the Revolving Credit Agreement and the Bank of America Agreement in the aggregate.

                 2.08. Section 3.01 of the Credit Agreement is hereby amended by (i) deleting the word "and" at the end of clause (p) thereof and
(ii) deleting the period at the end of clause (q) thereof and inserting the following in lieu thereof: "; and". Section 3.01 of the Credit Agreement is hereby further amended by adding the following new clause (r) thereto:

                          (r) a listing of the registration number for each underground storage tank owned, operated or under the control of the Borrower or any of its Subsidiaries which contains (or may contain) Gasoline.

                 2.09. Section 3.02 of the Credit Agreement is hereby deleted in its entirety and the following new Section 3.02 is hereby substituted in lieu thereof:

                          SECTION 3.02. Conditions to Renewals of Letters of Credit. The Issuing Bank may, in its sole and absolute discretion, renew or decline to renew a Letter of Credit. If the Issuing Bank decides to consider renewing a Letter of Credit, it may impose such conditions as it may elect, in its sole and absolute discretion, including, without limitation, the following (unless waived by the Issuing Bank):

                          (a) no Default or Event of Default shall have occurred and be continuing;

                          (b)     satisfaction of those conditions set forth in
                 Section 3.01; and

                          (c) such other documents and certificates as the Issuing Bank may reasonably request.

                 2.10. Section 4.10 of the Credit Agreement is hereby amended by inserting the following phrase after the word "knowledge" on line 2 thereof: ", after reasonable inquiry,".

                 2.11. Article IV of the Credit Agreement is hereby amended by inserting the following new Sections 4.13 and 4.14 therein:

                          SECTION 4.13. Leases. The Borrower and each Subsidiary enjoys peaceful and undisturbed possession under substantially all of the leases which are material to the business of the Borrower and the Subsidiaries, taken as a whole.

                          SECTION 4.14. Solvency. The fair saleable value of the consolidated Assets of the Borrower and its Subsidiaries exceeds all probable consolidated liabilities, including those to be incurred pursuant to this Agreement. The Borrower and each Subsidiary (i) does not have unreasonably small capital in relation to the business in which it is or proposes to be engaged or (ii) has not incurred, and does not believe that it will incur after giving effect to the transactions contemplated by this Agreement, debts beyond its ability to pay such debts as they become due.

                 2.12. Section 5.01 of the Credit Agreement is hereby amended by deleting clause (c) thereof in its entirety and substituting in lieu thereof the following new clause (c):

                          (c) concurrently with the delivery of each set of statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the principal accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirement of Sections 5.04 to 5.11, inclusive, and Sections 5.14, 5.15 and clause (b) of Section 5.22, on the date of such financial statements, and (ii) stating whether any Default or Event of Default exists for such period and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

                 2.13. Section 5.01(l) of the Credit Agreement is hereby amended by inserting the following phrase after the word "based" in line 7 thereof:

                 and certifying that such financial projections have been prepared in good faith and that such assumptions upon which the financial projections have been based are believed to be reasonable.

                 2.14. Section 5.01(n) of the Credit Agreement is hereby amended by inserting the following phrase after the word "hereof" in line 2 thereof: "and contemporaneously with each prepayment of the obligations to Bank of America".

                 2.15. Section 5.01 of the Credit Agreement is hereby further amended by (i) deleting the word "and" at the end of clause (m) thereof and (ii) adding the following new clauses (o) through (w) thereto:

                          (o) together with the financial statements to be delivered pursuant to Sections 5.01(a) and 5.01(b) hereof, a certificate of the chief financial officer or principal accounting officer of the Borrower, accompanied by a schedule in the form of Exhibit 5.01(o), detailing reductions against Special Reserves since March 31, 1993, and specifying the amount of the Special Reserve Adjustment.

                          (p) in the event the Borrower or any of its Subsidiaries fails to pay rentals due at any time within 30 days after the due date thereof (other than rents in an immaterial amount being contested in good faith by the Borrower or such Subsidiary) written notice of such failure;

                          (q)     as soon as, and if and to the extent
                 available, any written report pertaining to material items in respect of the Borrower's or any Subsidiary's internal control matters submitted to the Borrower by its independent accountants in connection with each annual or interim special audit of the financial condition of the Borrower or its Subsidiaries;

                          (r) promptly following the adoption thereof, copies of all amendments to the articles or certificates of incorporation or bylaws of the Borrower or any of its Subsidiaries;

                          (s) contemporaneously with each quarterly and year-end financial report required by subsections (a) and (b) above, a certificate of the chief financial officer, controller or the treasurer of the Borrower and each Subsidiary separately identifying and describing all material Contingent Obligations of the Borrower and such Subsidiaries;

                          (t) no later than thirty (30) days after such event, a listing of each Depository Account which has been closed or opened during such quarterly period and into which deposits from five (5) or more stores were, are, or will be deposited; and together with each financial statement delivered pursuant to Section 5.01(b), a listing of each other Depository Account that was newly opened or closed during such period;

                          (u) together with the delivery of the monthly financial statements required pursuant to Section 5.01(k), commencing with the first such statement to be delivered, in such form and detail as shall be satisfactory to the Banks, complete summaries of all inventory of the Borrower and each Subsidiary on hand, in each case, as of the last Domestic Business Day of the preceding month, which summaries shall contain a description of any changes in inventory during such period;

                          (v) contemporaneously with each quarterly report required by Section 5.01(b) and each payment made hereunder (other than a scheduled payment under Section 2.05(a) or (b)), a certificate of the chief financial or chief accounting officer of the Borrower setting forth a listing of all outstanding letters of credit, loans, and other extensions of credit under the Bank of America Agreement, in each instance as of the last day of the calendar month for which such certificate is required and in such form and detail as shall be satisfactory to the Banks; and

                          (w) contemporaneously with the delivery of every report, notice, and statement of the Borrower to Bank of America, required pursuant to the Bank of America Credit Documents or requested by Bank of America, copies of the same; provided, however, Borrower shall not be required, solely on account of this Section 5.01(w), to forward duplicative copies of reports, notices and statements otherwise delivered to the Banks pursuant to the terms hereof.

                 2.16. Section 5.02(a) of the Credit Agreement is hereby amended by adding the following to the end thereof:

                 From time to time, the Borrower and each Subsidiary shall make or cause to be made all appropriate repairs, renewals and replacements thereto and thereof. The Borrower and each Guarantor Subsidiary shall at all times maintain total inventory levels in all convenience stores at a level which is, in the aggregate, equal to at least eighty-five percent (85%) of the inventory level in existence on the Closing Date at such locations taken as a whole.

                 2.17. Section 5.02(b) of the Credit Agreement is hereby amended by deleting the first sentence thereof in its entirety and inserting the following sentences in lieu thereof:

                 The Borrower will maintain, and will cause each Subsidiary to maintain, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including, without limitation, (i) workers' compensation insurance to the extent required by law, (ii) business interruption insurance,
                 (iii) physical damage insurance on all real and personal property against such risks and in such amounts as is customarily maintained by similar businesses of similar size and (iv) public liability insurance (including products liability coverage) in an amount not less than $50,000,000. The Borrower shall maintain, and shall cause each Subsidiary to maintain, flood insurance on any of its improved Real Estate, if it is located in a flood hazard area.

                 2.18. Sections 5.05, 5.06 and 5.07 of the Credit Agreement are hereby deleted therefrom in their entirety and the following new Sections 5.05, 5.06 and 5.07 are hereby inserted in lieu thereof:

                 SECTION 5.05. Total Borrowed Funds to Consolidated Net Worth. The ratio of (A) Total Borrowed Funds to (B) Consolidated Net Worth minus the Special Reserve Adjustment will not at any time exceed the applicable ratios set forth in the following schedule:

                 From and                          To and
                 Including                         Including                         Ratio
                 ---------                         ---------                         -----
                 Closing Date                      6/29/94                           438%
                 6/30/94                           6/29/95                           418%
                 6/30/95                           6/29/96                           361%
                 6/30/96                           6/29/97                           314%
                 6/30/97                           thereafter                        266%

                 SECTION 5.06. Maximum Total Liabilities to Consolidated Net Worth. The ratio of (A) Total Liabilities plus the Special Reserve Adjustment to (B) Consolidated Net Worth minus the Special Reserve Adjustment will not at any time exceed the applicable ratios set forth in the following schedule:

                 From and                          To and
                 Including                         Including                         Ratio
                 ---------                         ---------                         -----
                 Closing Date                      6/29/94                           400%
                 6/30/94                           6/29/95                           360%
                 6/30/95                           6/29/96                           310%
                 6/30/96                           6/29/97                           270%
                 6/30/97                           6/29/98                           230%
                 6/30/98                           thereafter                        225%

                 SECTION 5.07. Minimum Consolidated Net Worth. Consolidated Net Worth minus the Special Reserve Adjustment will not at any time be less than the applicable amount set forth in the following schedule:

                 From and                          To and
                 Including                         Including                         Amount
                 ---------                         ---------                         ------
                 Closing Date                      6/29/95                          $ 61,400,000
                 6/30/95                           6/29/96                          $ 68,200,000
                 6/30/96                           6/29/97                          $ 77,700,000
                 6/30/97                           6/29/98                          $ 86,600,000
                 6/30/98                           6/29/99                          $ 98,900,000
                 6/30/99                           thereafter                       $101,100,000

                 2.19. Section 5.17 of the Credit Agreement is hereby amended by deleting the typographical error "encumbing" from line 3 thereof and inserting in lieu thereof the word "encumbering".

                 2.20. Section 5.19(a) of the Credit Agreement is hereby amended by (i) deleting the words "in the event" from line 4 thereof and (ii) inserting the following phrase in lieu thereof: ", but in no event later than ten (10) days after becoming aware,".

                 2.21. Section 5.21(e) of the Credit Agreement is hereby amended by inserting the following new first sentence therein:

                 The Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account, in which full, true and correct entries in conformity with generally accepted accounting principles consistently applied shall be made of all financial transactions and the assets and business of the Borrower and such Subsidiaries.

                 2.22. Section 5.21 of the Credit Agreement is hereby further amended by adding thereto the following new clauses (i) through (m):

                          (i) Promptly upon becoming aware of any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Borrower delivered to the Banks pursuant to Section 5.01(a), the Borrower shall deliver to the Banks notice thereof.

                          (j) Promptly upon becoming aware of any (i) material default under any material Contractual Obligations of the Borrower or any of its Subsidiaries; or (ii) material dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or any of its Subsidiaries and any governmental authority, the Borrower shall, or shall cause such Subsidiary, to deliver to the Banks notice thereof.

                          (k) The Borrower shall comply, and shall cause each Guarantor Subsidiary to comply, with all terms and provisions of the Leases and shall maintain, and cause each Guarantor Subsidiary to maintain, the Leases in full force and effect. The Borrower shall not permit, or allow any Guarantor Subsidiary to permit, any of the Leases to be terminated. The Borrower shall maintain, and shall cause each Guarantor Subsidiary to maintain, in good condition and repair all improvements to the Leaseholds and shall not permit any waste thereof. The Borrower shall not amend or modify, in any material respect, or terminate any of the Leases and shall not allow any Guarantor Subsidiary to modify or amend, in any material respect, or terminate, any of the Leases. The Borrower shall not consent, and shall not permit any Guarantor Subsidiary to consent, to any subordination of the Leases to any lien or security interest encumbering the fee interest or surrender any Lease to the owner of the fee interest. Each of the covenants in this Section 5.21(k) are given and made only to the extent that the failure to comply with any such covenant or covenants would not materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and the Consolidated Subsidiaries, taken as a whole.

                          (l) Simultaneous with the delivery thereof to Bank of America, the Borrower shall deliver to the Bank a copy of any lien searches which the Borrower is required to deliver to Bank of America pursuant to the Bank of America Agreement.

                          (m) The Borrower will deliver to the Banks, promptly after the execution thereof, true, correct and complete copies (including exhibits, schedules and other attachments) of the Bank of America Agreement, the Bank of America Credit Documents, any and all other documents and instruments entered into with Bank of America or executed in connection with or contemplated by the Bank of America Agreement and the Bank of America Credit Documents, and any and all amendments, modifications, extensions, replacements, and restatements of any of the foregoing.

                 2.23. Subject to Section 4.02 hereof, Section 5.22 of the Credit Agreement is hereby deleted therefrom in its entirety and the following new Section 5.22 is hereby inserted in lieu thereof:

                          SECTION 5.22 Disposition of Assets; Net Cash Proceeds. (a) All Net Cash Proceeds received by the Borrower or any Subsidiary shall be delivered to the Agent for the benefit of the Banks in the percentages set forth in Exhibit
                 2.08 and in accordance with Section 2.08(d) hereof.

                          (b) The Borrower shall not, nor shall it permit any
                 of its Guarantor Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any of its assets, stock, business or property (including without limitation, accounts and notes receivable (with or without recourse)) or enter into any agreement to do any of the foregoing except:

                          (i) Disposition of inventory, or used, worn-out or surplus property, all in the ordinary course of business;

                          (ii) The sale of equipment to the extent that such equipment is traded in for credit against the purchase price of similar replacement equipment or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

                          (iii) Borrower and its Subsidiaries may from time to time sell assets, other than stock of Guarantors, for cash (except as expressly permitted in clause (C) of thisSection 5.22(b)(iii)), including assets in which the Banks have been granted a Lien, so long as
                          (x) no Default shall have occurred and be continuing,
                          (y) all such sales are negotiated in good faith and on an arm's-length basis, and (z) each such sale is not for less than the fair market value of the respective asset, and upon the following additional terms and conditions:

                                  (A)      Borrower and its Subsidiaries may
                          sell all or substantially all the assets owned by Borrower or any Subsidiary within any market area of Borrower and its Subsidiaries; provided that if (x) a sale or other transfer of assets constitutes a sale of all or substantially all of the assets owned by the Borrower or any Subsidiary in a market area or
                          (y) a sale or other transfer of assets when included with the sales or other disposition of assets that occurred during the immediately preceding twelve consecutive months and that were the result of sales or transfers by the Borrower or any Subsidiary to any Person other than the Borrower or any Subsidiary, would result in a net reduction of twenty-five (25) or more stores of the Borrower or any subsidiary in operation in any one market area (calculated by taking the number of stores of the Borrower or a Subsidiary, as the case may be, in operation in the applicable market area at the beginning of such period as compared to those in operation at the end of such period, taking into account the proposed sale or other disposition), or (z) the net book value or sales price (whichever is greater) of any such asset or group of assets to be sold or any such group of assets to be sold as a whole in any one transaction or series of related transactions, or to one purchaser or group of purchasers acting together, exceeds $250,000, then, in each instance, such assets may not be sold without the prior written consent of the Majority Banks; and

                                  (B)      Borrower and its Subsidiaries may
                          sell any asset or group of assets other than the sale of the capital stock of a Subsidiary or a sale of assets which is governed by clause (b)(iii)(A)(x) or clause (b)(iii)(A)(y) of this Section 5.22; provided that, if the net book value or sale price (whichever is greater) of any such asset to be sold or any such group of assets to be sold as a whole in any one transaction or series of related transactions, or to one purchaser or group of purchasers acting together, exceeds $250,000, the asset or group of assets may not be sold without the prior written consent of the Majority Banks; and

                                  (C)      all such sales shall be for cash;
                          provided that sales of any asset or group of assets to be sold as a whole in any one transaction or series of related transactions, to one purchaser or group of purchasers acting together, that have a net book value or sale price (whichever is greater) of less than $250,000 may be for cash and Permitted Seller Finance Notes so long as (x) not less than twenty percent (20%) of any sale for a Permitted Seller Finance Note is for cash and (y) the aggregate principal amount of Permitted Seller Finance Notes outstanding at any one time does not exceed One Million Dollars ($1,000,000).

                          (c) Amounts payable by any Person to Borrower or any Guarantor Subsidiary hereunder, shall be paid by such Person for the account of Borrower or such Subsidiary (i) in the case of any purchasers affiliated with the Borrower or any Subsidiary or in the case of the sale of any Real Estate, in escrow to an escrow agent designated by the Agent (or, in the case of any sale of Real Estate, the applicable title company), and shall be held in escrow by such escrow agent (or title company, as the case may be) on terms satisfactory to the Agent until such time as consummation of the transaction in respect of which such funds have been delivered into escrow has occurred, and immediately thereupon Net Cash Proceeds payable to the Banks shall be transferred to the Agent, by wire transfer, in accordance with instructions given to such escrow agent (or title company, as the case may be) by the Agent, and (ii) in the case of any other purchaser or the sale of any other assets, any such Net Cash Proceeds payable to the Banks under this Section 5.22 shall be immediately transferred to the Agent, by wire transfer, in accordance with instructions given to such purchaser by the Agent. The Borrower and each Subsidiary shall take all action and do all such things as may be necessary or desirable in the opinion of the Agent to accomplish the foregoing.

                          (d) Subject to Section 5.22(e) hereof, upon the request of the Borrower, and at the Borrower's expense, simultaneous with the receipt hereunder by the Banks of Net Cash Proceeds relating to the Disposition by the Borrower or any Subsidiary of any property or other assets securing the Obligations, and provided that no Event of Default has occurred which has not been waived by the Majority Banks in accordance with the terms hereof, the Agent may, and at the instruction of the Majority Banks shall, execute and deliver to the Borrower or such Subsidiary duly executed releases, or partial releases, as applicable, of any Lien they may have in such property or assets, in form and substance satisfactory to the Agent and the Borrower.

                          (e) If at any time any payment by the Borrower or any Subsidiary of Net Cash Proceeds to any Bank is annulled, set aside, invalidated, declared to be fraudulent or preferential, rescinded or must otherwise be returned, refunded or repaid by such Bank or if any foreclosure proceeds in the form of credit against the indebtedness of Borrower and the Guarantor Subsidiaries or in the form of cash or certified funds or any other proceeds paid to any Bank from time to time, are required to be returned by such Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary or any substantial part of their respective property or otherwise, the Obligations shall continue to be effective or be reinstated, as the case may be, all as though such payment or payments had not been made.

                 2.24. Section 5.23 of the Credit Agreement is hereby deleted therefrom in its entirety and the following new Section 5.23 is hereby inserted in lieu thereof:

                          SECTION 5.23. Intercreditor Agreement. The Agent acknowledges that it has delivered to the Borrower on or before the Closing Date an executed copy of the Intercreditor Agreement, as in effect on the Closing Date. The Borrower acknowledges having received a copy of such Intercreditor Agreement, and hereby consents and agrees that (i) payments, prepayments and proceeds may be shared between the Banks and Bank of America pursuant to the Intercreditor Agreement and
                 (ii) prepayments to be made hereunder pursuant to clauses (a),
                 (c) and (d) of Section 2.08 hereof shall be made in accordance with Exhibit 2.08 hereto in the amounts and manner necessary or desirable to facilitate the sharing of payments between the Banks and Bank of America under the Intercreditor Agreement. The Agent agrees to provide to the Borrower a copy of each amendment or modification to the Intercreditor Agreement executed from and after the Closing Date; provided that, the failure of the Agent to deliver any such amendment or modification shall in no event release the Borrower or any Subsidiary from its obligations hereunder or any other Loan Document, or in any way be deemed or construed to diminish or modify, subject to Exhibit 2.08, the Borrower's or such Subsidiary's obligations hereunder or under any other Loan Document.

                 2.25. Section 5.24 of the Credit Agreement is amended by inserting the following new clause (a) therein and redesignating the present clause (a) as clause (b):

                          (a) After the Closing Date, neither the Borrower nor any Subsidiary shall change the date on which any of the Fiscal Quarters shall end. The Borrower shall make no significant change in its accounting practices except as permitted or required by generally accepted accounting principles or Fresh Start Reporting.

                 2.26. Section 5.24 of the Credit Agreement is hereby further amended by redesignating the existing clause (b) as new clause (c) and adding the following sentence at the end of such new clause (c):

                 In any event, the financial covenants contained in the Bank of America Agreement may not be more restrictive than those in this Agreement at any time.

                 2.27. Section 5.25 of the Credit Agreement is hereby amended by inserting the following immediately after the section title "Prepayment of Other Debt" in line 1 thereof:

                          (a) Neither the Borrower nor any Subsidiary will make any payment or prepayment on or redemption of or acquisition for value of Debt of the Borrower or any Subsidiary, except for (i) payments approved pursuant to the Plan of Reorganization, (ii) payments of scheduled lease payments under Capital Leases of the Borrower or any Guarantor Subsidiary existing on the Closing Date and (iii) payments on Debt permitted under Section 5.18; so long as upon payment or prepayment on or redemption of or acquisition for value of Debt that is made pursuant to any of clauses (i), (ii), or
                 (iii) above, the Borrower complies or causes compliance with the terms of Section 5.25(b) below. (b)

                 2.28. Subject to Section 4.02 hereof, Article V of the Credit Agreement is hereby further amended by adding the following new Sections
5.27 through 5.36 thereto:

                          SECTION 5.27. Payment of Obligations. The Borrower shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable in the ordinary course of business in accordance with past practices, unless the same (other than Debt for borrowed money) are being contested in good faith by appropriate proceedings and adequate reserves, if any are required, in accordance with generally accepted accounting principles are being maintained by the Borrower or such Subsidiary, all their respective material obligations and liabilities, including without limitation:

                          (a)     all tax liabilities, assessments and
                 governmental charges or levies upon it or its properties or assets;

                          (b) all lawful claims which the Borrower and/or any Subsidiary is obligated to pay, which are due and which, if unpaid, might by operation of law or otherwise become a Lien (other than a Lien permitted under Section 5.13) upon its property; and

                          (c) all Debt as and when due and payable pursuant to the terms of the documents or instruments, if any, evidencing such Debt, but subject to any subordination provisions and any other provisions restricting the payment of such Debt contained in any instrument or agreement evidencing such Debt.

                          SECTION 5.28. Compliance with Laws. The Borrower shall comply, and shall cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, orders and with the directions of any governmental authority having jurisdiction over it or its business, except such

                          (a) as may be contested in good faith or as to which a bona fide dispute may exist, and

                          (b) as to which such failure to comply would not have a material adverse effect on the business, operations, properties, assets or financial condition of the Borrower and its Subsidiaries taken as a whole.

                          SECTION 5.29. Restrictions Concerning Bank of America. (a) Notwithstanding any contrary provisions contained herein, the Borrower shall not, nor shall it permit any of its Subsidiaries to: (i) grant a Lien in favor of Bank of America on any property or interest in property unless simultaneously therewith a pari passu Lien shall be granted to the Banks on such property or interests; (ii) obtain loans, letters of credit or extensions of credit from Bank of America under the Bank of America Agreement or otherwise other than the loans, letters of credit and other extensions of credit provided under the Bank of America Agreement as in effect on the Closing Date, provided, however, in no event shall overdrafts permitted or extended by Bank of America under the Bank of America Agreement, or otherwise, exceed $500,000 in the aggregate; (iii) amend the Bank of America Agreement or other Bank of America Credit Documents or enter into any additional agreements with Bank of America without the prior written consent of the Banks if such amendment or additional agreement would (A) impose additional material conditions to the obligation of Bank of America to make loans and/or issue letters of credit pursuant to the Bank of America Agreement,
                 (B) require or permit the Borrower to grant liens to secure any Bank of America Obligations unless the Borrower simultaneously grants to the Banks a lien to secure the Obligations, (C) increase the amount to be loaned pursuant to the Bank of America Agreement, (D) restrict the ability of the Borrower or any Subsidiary to pay Net Cash Proceeds or any other amount to which the Banks are entitled pursuant to this Agreement or the Revolving Credit Agreement, (E) contravene, or cause a default under, this Agreement, the Loan Documents or the Revolving Credit Agreement and the Credit Documents executed in connection therewith, or (F) waive (or modify so as to make less stringent) the obligation of the Borrower to pay or to provide cash collateral as provided in Section 2.16 of this Agreement; or (iv) incur indebtedness to refinance or refund in whole or in part obligations to Bank of America under the Bank of America Agreement unless the holder of such indebtedness enters into an intercreditor agreement with the Banks in the form of the Intercreditor Agreement then in effect.

                          (b) The Borrower will, and will cause each of its Subsidiaries to, deliver to the Agent for the Banks copies of any and all amendments to the Bank of America Agreement and the other Bank of America Credit Documents and any and all other agreements entered into with or for the benefit of Bank of America, in each instance promptly upon the execution thereof.

                          SECTION 5.30. Plan of Reorganization. The Borrower will, and will cause its Subsidiaries to, observe and perform all of their respective covenants, obligations, and agreements, and satisfy every condition, contained in the Plan of Reorganization to be observed, performed or satisfied by them, in a timely manner.

                          SECTION 5.31. Conduct of Business. Neither the Borrower nor any Subsidiary will engage in any business other than the businesses in which it is engaged as of the date hereof or any businesses or activities substantially similar or related thereto.

                          SECTION 5.32. Subordination of Intercompany Loans and Advances to the Borrower. The Borrower and each Subsidiary shall cause any Debt owed by the Borrower or such Subsidiary to the Borrower or any other Subsidiary or any Affiliate to be subordinated to Debt of the Borrower and each Subsidiary under or in connection with the Bank of America Agreement and the Obligations on terms of subordination satisfactory to the Majority Banks.

                          SECTION 5.33. Bank Accounts. Without the prior written consent of the Agent, neither the Borrower nor any Subsidiary shall open or maintain any checking or other bank accounts other than the Depository Accounts, the Existing Cash Concentration Account and the Existing Disbursement Account, the Post-Confirmation Cash Collateral Account, and the Post-Confirmation Cash Collateral Account (as defined in the Bank of America Agreement, as in effect on the Closing Date), if any, and the Existing Controlled Disbursement Account; provided, however, that a checking or other bank account may be opened in accordance with Section 5.01(s).

                          SECTION 5.34. Transactions with Affiliates. Neither the Borrower nor any Subsidiary shall, except in connection with, and only to the extent entered into on or after the Effective Date in respect of, the Plan of Reorganization, enter into or permit to exist, directly or indirectly, any transaction (including the purchase, sale, lease or exchange of any assets or properties or the rendering of any service) with any Affiliate, or any holder of five percent (5%) or more of any class of equity securities of the Borrower or such Subsidiary or Affiliates, or with any Affiliate of any such holder, whether or not in the ordinary course of business, on terms that are less favorable to the Borrower or any such Subsidiary, as the case may be, than those terms which might be obtained at the time from Persons who are not such a holder or Affiliate, or if such transaction is not one in which terms could be obtained from such other Person, on terms that are not negotiated in good faith on an arm's length basis.

                          SECTION 5.35. Amendments of Charter; Other Debt. Neither the Borrower nor any Subsidiary will amend in any respect (a) any of their certificates or articles of incorporation unless such amendment would not have a Material Adverse Effect or (b) any provision of the Mortgage Notes (except for such amendments as are being made in connection with the Plan of Reorganization), unless such amendment would not have a Material Adverse Effect, without in each case obtaining the prior written consent of the Majority Banks.

                          SECTION 5.36. Restrictive Agreements. Neither the Borrower nor any Guarantor Subsidiary will enter into any Contractual Obligation, other than Contractual Obligations under the Revolving Credit Agreement and the Bank of America Credit Documents and other documents executed from time to time in connection therewith, which restricts or limits its ability to (a) pay dividends or make any distribution on its Capital Stock, (b) pay Debt owed to the Borrower or any Subsidiary, (c) make any loans or advances to the Borrower or any Subsidiary (except as provided in Section 5.32 hereof) or
                 (d) transfer any of its property to the Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of applicable law or under the terms of the Plan of Reorganization.

                          SECTION 5.37. Sale-Leaseback. The Borrower will not, and will not permit any Subsidiary to, enter into, or permit to remain in effect, any sale-leaseback or similar arrangement, including, without limitation, any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary (as lessee) of any Property which has been, or is to be, sold or transferred by the Borrower to such Person or to any other Person to whom funds have been, or are to be, advanced on the security of such Property or rental obligations of the Borrower or any such Guarantor.

                          SECTION 5.38. Depository Accounts; Existing Cash Concentration Account. (a) Delivery of Cash Receipts. The Borrower will, and will cause each Guarantor Subsidiary to, deliver, immediately and on the Domestic Business Day succeeding the date of its receipt thereof, all Receipts, in kind and duly endorsed with recourse to the Borrower or such Guarantor Subsidiary, to a Depository Bank.

                          (b) Transfers of Funds. Amounts on deposit in each Depository Bank (other than residual amounts necessary for normal operations of the account) shall be transferred each Domestic Business Day from each such Depository

                 Bank to the Existing Cash Concentration Account or to the Existing Disbursement Account in accordance with the Borrower's existing automatic clearing system or by wire transfer. So long as no Event of Default has occurred or is continuing, amounts on deposit which constitute available funds in the Existing Cash Concentration Account shall be transferred no later than three (3) Domestic Business Days following receipt thereof to the Existing Disbursement Account. Neither the Borrower nor any Subsidiary shall have the right to make withdrawals from the Existing Cash Concentration Account (although amounts shall be transferred therefrom to the Existing Disbursement Account, in accordance with this Section 5.38).

                 2.29. Section 6.01(c) of the Credit Agreement is hereby amended by deleting it therefrom in its entirety and substituting the following new Section 6.01(c) in lieu thereof:

                          (c) Borrower or any of the Subsidiaries shall fail to observe or perform any covenant contained in Sections 2.05, 2.17, 2.18, 5.01(e), 5.01(h), 5.01(i), 5.02, 5.04
                 through and including 5.26, 5.29 through and including 5.34,
                 5.37 and 5.38.

                 2.30. Section 6.01(d) of the Credit Agreement is hereby amended by deleting it therefrom in its entirety and substituting the following new Section 6.01(d) in lieu thereof:

                          (d) Borrower shall fail to observe or perform any covenant or agreement contained in the Agreement (other than those covered by clause (a), (b) or (c) above) or in the Borrower Collateral Documents, or any of the Guarantor Subsidiaries shall fail to observe or perform any covenant or agreement contained in the Guarantor Collateral Documents and such failure shall not have been remedied or waived within ten
                 (10) days after the earlier to occur of (i) receipt of written notice thereof from the Agent to the Borrower or such Subsidiary, as applicable or (ii) the date upon which the President, Chief Executive Officer, Chief Financial Officer or Treasurer of the Borrower has knowledge of such event;

                 2.31. Section 6.01(k)(i) of the Credit Agreement is hereby amended by deleting the words "thirty (30)" from line 5 thereof and inserting in lieu thereof the words "ten (10)" and Section 6.01(k)(ii) of the Credit Agreement is hereby amended by deleting the figure "10" from line 10 thereof and inserting in lieu thereof the words "thirty (30)".

                 2.32. Section 6.01 of the Credit Agreement is hereby amended by adding the following new clauses (n) through (p) thereto:

                          (n) (i) any provision of any Collateral Document or Guarantee Agreement necessary for the practical realization of the substantial benefits thereof shall for any reason cease to be valid and binding on or enforceable against the Borrower or any Guarantor Subsidiary or the Borrower or any Guarantor Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or (ii) the Collateral Documents shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest (except as otherwise permitted hereunder);

                          (o)     a Change of Control shall occur; or

                          (p) there shall have occurred a Material Adverse Change in the business assets, properties, results of operations, financial condition or prospects of the Borrower and its Subsidiaries taken as a whole;

                 2.33. Section 9.10 of the Credit Agreement is hereby amended by deleting it therefrom in its entirety and inserting the following new Section 9.10 in lieu thereof:

                          SECTION 9.10. EXCEPT FOR THE LETTERS OF CREDIT SPECIFICALLY GOVERNED BY THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1983 REVISION), ICC PUB. NO. 400, AND EXCEPT FOR COLLATERAL DOCUMENTS SPECIFICALLY GOVERNED BY THE LAWS OF ANOTHER STATE, THIS AGREEMENT, THE NOTES, AND ALL OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS (EXCEPT THAT TEX. REV. CIV. STAT. ANN. ART. 5069, CH. 15 (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT, THE LOANS OR THE NOTES), EXCEPT TO THE EXTENT THAT THE FEDERAL LAW OF THE UNITED STATES OF AMERICA MAY OTHERWISE APPLY. UNLESS CHANGED IN ACCORDANCE WITH LAW, THE APPLICABLE RATE CEILING UNDER TEXAS LAW SHALL BE THE INDICATED (WEEKLY) RATE CEILING FROM TIME TO TIME IN EFFECT AS PROVIDED IN TEX. REV. CIV. STAT. ANN. ART. 5069-1.04, AS AMENDED. NOTWITHSTANDING ANYTHING CONTAINED IN THIS SECTION 9.10 OR IN ANY OTHER LOAN DOCUMENT TO THE CONTRARY, NOTHING IN THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO CONSTITUTE A WAIVER OF ANY RIGHTS WHICH THE BANKS MAY HAVE UNDER THE NATIONAL BANK ACT OR ANY APPLICABLE FEDERAL LAW.

                 2.34. Article IX of the Credit Agreement is hereby amended by inserting the following new Sections 9.15 and 9.16 therein:

                          SECTION 9.15. Waivers and Release of Claims. As additional consideration to the execution, delivery, and performance of this Agreement by the parties hereto and to induce the Banks to enter into this Agreement, the Borrower represents and warrants that (a) the Borrower knows of no defenses, counterclaims or rights of setoff to the payment of any indebtedness of the Borrower to the Banks, and (b) the Borrower for itself, its Subsidiaries, their respective representatives, agents, officers, directors, employees, shareholders, and successors and assigns, hereby fully, finally, completely, generally and forever releases, discharges, acquits, waives and relinquishes the Bank and its representatives, agents, officers, directors, employees, shareholders, and successors and assigns, from any and all claims, actions, demands, and causes of action of whatever kind or character, whether joint or several, whether known or unknown, for any and all injuries, harm, damages, penalties, costs, losses, expenses, attorneys' fees, and/or liability whatsoever and whenever incurred or suffered by any of them prior to the execution of this Agreement, including, without limitation, all rights and causes of action pursuant to (i) ## 502, 542, 544, 545, 546, 548, 550 and 553 of the Bankruptcy
                 Code, (ii) preference claims pursuant to # 547 of the Bankruptcy Code, (iii) fraudulent transfer claims pursuant to # 549 of the Bankruptcy Code, and (iv) all other claims and causes of action of the Borrower against the Banks as of the Effective Date. Notwithstanding any provision of this Agreement, the Original Credit Agreement or any other Loan Document, this Section 9.15 shall remain in full force and effect and shall survive the delivery of the Notes, this Agreement and the other Loan Documents and the making, extension, renewal, modification, amendment or restatement of any thereof.

                          SECTION 9.16. Ratification of Collateral Documents. All Loan Documents executed in connection herewith are and remain in full force and effect in accordance with their respective terms. All Loan Documents executed in connection with the Original Agreements are and remain in full force and effect in accordance with their respective terms as modified, amended and restated. Without in any way limiting the generality of the foregoing, the Borrower, for itself and on behalf of each of its Subsidiaries, hereby ratifies and confirms the Collateral Documents, and the liens and security interests created thereby, and the Borrower, for itself and on behalf of each of its Subsidiaries, hereby confirms and agrees that any and all liens, security interests created by the Collateral Documents and other security or collateral now or hereafter held by the Banks as security for payment and performance of the Obligations under the Original Agreements, are hereby renewed and carried forward to secure payment and performance of all of the Obligations under this Agreement. The

                 Collateral Documents are and remain legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms. Reference in the Loan Documents (other than this Agreement) to the Original Agreements, the "Agreements", the "Credit Agreements" and words of similar import shall be deemed to be references to the Original Agreements as amended and restated by this Agreement.

                 2.35. The Credit Agreement is hereby further amended by (i) inserting in numerical order the new Exhibit 1.01C attached hereto, (ii) deleting the existing Exhibit 2.08 therefrom in its entirety and substituting the new Exhibit 2.08 attached hereto in lieu thereof and (iii) inserting in numerical order the new Exhibit 5.01(o) attached hereto.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                 3.01. The Borrower is duly authorized to execute and deliver this Amendment and to perform the Credit Agreement as amended hereby, and all corporate action on the Borrower's part requisite for the due execution and delivery of this Amendment, and the performance of the Credit Agreement as amended hereby, has been duly and effectively taken.

                 3.02. All of the representations and warranties contained in Article IV of the Credit Agreement, as amended hereby, are true and correct on and as of the date hereof and will be true and correct after giving effect to this Amendment and the Borrower hereby agrees to be bound by such representations and warranties.

                 3.03. No event which constitutes a Default or an Event of Default under the Credit Agreement, as amended hereby, has occurred and is continuing, or would result from the execution and delivery of this Amendment.

                                   ARTICLE IV

                                   CONDITIONS

                 4.01. As a condition precedent to the closing of this Amendment, the Agent shall have received the following, in form and substance reasonably satisfactory to the Agent and in sufficient copies for each Bank:

                 (a) an accounting of all costs, fees and expenses which were payable to Bank of America, or for which Bank of America was seeking reimbursement, on the Effective Date, in scope, form and substance acceptable to the Majority Banks; and

                 (b) a copy of the final executed amendment to the Bank of America Agreement reflecting changes made to Sections 6.11, 6.12 and
         6.13 thereof effective as of June 15, 1993.

                 4.02. On or before July 15, 1993, Borrower and Bank of America shall have executed and delivered an amendment (the "Conforming Amendment") to the Bank of America Agreement, which substantially conforms Sections 2.12(c), 6.23 and 6.44 of the Bank of America Agreement to Sections 5.22(c), 5.22(b) and 5.36, respectively, of the Credit Agreement as amended hereby. Failure to timely deliver to the Agent an executed copy of such Conforming Amendment, in form and substance satisfactory to the Agent, shall result immediately and without further action from any party in the deletion of all references to "Guarantor Subsidiary" or "Guarantor Subsidiaries" from new Sections 5.22(c), 5.22(b) and 5.36 of the Credit Agreement and the insertion of the terms "Subsidiary" and "Subsidiaries" in lieu thereof as appropriate, effective as of the date hereof.

                                   ARTICLE V

                                 MISCELLANEOUS

                 5.01. The Credit Agreement as hereby amended is in all respects ratified and confirmed, and all other rights and powers created thereby or thereunder shall be and remain in full force and effect.

                 5.02. This Amendment may be executed in several counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

                 5.03. The Borrower agrees to do, execute, acknowledge and deliver all and every further act and instrument as the Banks may reasonably request for the better assuring and confirming unto the Banks all and singular the rights granted or intended to be granted hereby or hereunder.

                 5.04. THIS AMENDMENT AND ALL OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS (EXCEPT THAT TEX. REV. CIV. STAT. ANN. ART. 5069, CH. 15 (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS AMENDMENT), EXCEPT FOR COLLATERAL DOCUMENTS SPECIFICALLY GOVERNED BY THE LAWS OF ANOTHER STATE AND EXCEPT TO THE EXTENT THAT THE FEDERAL LAW OF THE UNITED STATES OF AMERICA MAY OTHERWISE APPLY. NOTWITHSTANDING ANYTHING CONTAINED IN THIS SECTION 4.04 TO THE CONTRARY, NOTHING IN THIS AMENDMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO CONSTITUTE A

WAIVER OF ANY RIGHTS WHICH THE BANKS MAY HAVE UNDER THE NATIONAL BANK ACT OR ANY APPLICABLE FEDERAL LAW.

                 5.05. THE CREDIT AGREEMENT, AS AMENDED BY THIS AMENDMENT, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                 IN WITNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have executed this Amendment effective as of the date first above written.

                                        NATIONAL CONVENIENCE STORES
                                          INCORPORATED


                                        By:________________________________
                                           Name:___________________________
                                           Title:__________________________

                                           100 Waugh Drive
                                           Houston, Texas 77007
                                           Telecopier:  (713) 880-0579

                                        BANKS:

                                        NATIONSBANK OF NORTH
                                          CAROLINA, N.A.



                                        By:________________________________
                                           Name:  Neill P. Davis
                                           Title:  Senior Vice President

                                        Domestic Lending Office and Euro-Dollar
                                        Lending Office

                                        700 Louisiana
                                        8th Floor
                                        Southwest Corporate Banking
                                        Houston, Texas  77002

                                        Telecopier No.:  (713) 247-6719

                                        NATIONSBANK OF TEXAS, N.A.



                                        By:________________________________
                                           Name:  Neill P. Davis
                                           Title:  Senior Vice President

                                        Domestic Lending Office and Euro-Dollar
                                        Lending Office

                                        700 Louisiana
                                        8th Floor
                                        Southwest Corporate Banking
                                        Houston, Texas  77002

                                        Telecopier No.:  (713) 247-6719


                                        AGENT:

                                        NATIONSBANK OF TEXAS, N.A.



                                        By:________________________________
                                           Name:  Neill P. Davis
                                           Title:  Senior Vice President

                                        Domestic Lending Office and Euro-Dollar
                                        Lending Office

                                        700 Louisiana
                                        8th Floor
                                        Southwest Corporate Banking
                                        Houston, Texas  77002

                                        Telecopier No.:  (713) 247-6719

                 Each of the undersigned has read, and does hereby consent to and approve (i) the terms and conditions set forth in this Amendment and (ii) the execution and delivery of this Amendment by the Borrower to the Banks and the performance by the Borrower of the Credit Agreement as amended hereby, and further, does hereby acknowledge that the execution and delivery of the Amendment by the Borrower and performance by the Borrower of the Credit Agreement, as amended hereby, will in no event affect or limit the obligation of the undersigned to the Banks under that certain Guarantee Agreement dated as of February 6, 1990, executed by the undersigned for the benefit of the Banks, as it has been amended, restated or otherwise modified from time to time and as it may be further amended, restated or otherwise modified from time to time (the "Guarantee") and that certain Security Agreement dated January 24, 1991, executed by the undersigned for the benefit of the Agent and the Banks, as it has been amended, restated or otherwise modified from time to time and as it may be further amended, restated or otherwise modified from time to time (the "Security Agreement"). The terms and conditions of, and the obligations of the undersigned under, the Guarantee and the Security Agreement are hereby ratified and affirmed in all respects.

                                        CONSENTED AND APPROVED:

                                        KEMPCO PETROLEUM COMPANY



                                        By:________________________________
                                           Name:___________________________
                                           Title:__________________________


                                        TEXAS SUPER DUPER MARKETS, INC.



                                        By:________________________________
                                           Name:___________________________
                                           Title:__________________________

                                        STOP N GO MARKETS OF TEXAS, INC.



                                        By:_______________________________
                                           Name:__________________________
                                           Title:_________________________

                                        STOP N GO MARKETS OF GEORGIA, INC.



                                        By:_______________________________
                                           Name:__________________________
                                           Title:_________________________

                 The undersigned has read, and does hereby consent to and approve (i) the terms and conditions set forth in this Amendment and (ii) the execution and delivery of this Amendment by the Borrower to the Banks and the performance by the Borrower of the Credit Agreement as amended hereby, and further, does hereby acknowledge that the execution and delivery of the Amendment by the Borrower and performance by the Borrower of the Credit Agreement, as amended hereby, will in no event affect or limit the obligation of the undersigned to the Banks under that certain Guarantee Agreement dated as of January 24, 1991, executed by the undersigned for the benefit of the Banks, as it has been amended, restated or otherwise modified from time to time and as it may be further amended, restated or otherwise modified from time to time (the "Guarantee") and that certain Security Agreement dated January 24, 1991, executed by the undersigned for the benefit of the Agent and the Banks, as it has been amended, restated or otherwise modified from time to time and as it may be further amended, restated or otherwise modified from time to time (the "Security Agreement"). The terms and conditions of, and the obligations of the undersigned under, the Guarantee and the Security Agreement are hereby ratified and affirmed in all respects.

                                        CONSENTED AND APPROVED:

                                        SCHEPPS FOOD STORES, INC.



                                        By:______________________________
                                           Name:_________________________
                                           Title:________________________

                                EXHIBIT 1.01c

        Exhibit 1.01c lists the mortgage notes and related security instruments held by the Company as of June 30, 1993.

                                  EXHIBIT 2.08

to that certain Second Amended and Restated Credit Agreement (as it may be amended, modified or restated, from time to time, the "Agreement") dated as of March 9, 1993 by and among National Convenience Stores Incorporated (the "Borrower"), the Banks parties thereto, and NationsBank of Texas, N.A. as Agent for the Banks (in such capacity, the "Agent")


                          PAYMENT OF NET CASH PROCEEDS
                         AND OTHER INTERCREDITOR FUNDS

1.       Certain Defined Terms.

         1.1 "Credit Agreements" means the Agreement, the Revolving Credit Agreement and the Bank of America Agreement.

         1.2 "Intercreditor Banks" means the Agent, the Banks, the Lenders (as that term is defined in the Revolving Credit Agreement) and Bank of America and "Intercreditor Bank" means any one such bank.

         1.3 "Other Intercreditor Funds" as used herein means monies used or required to be used for making prepayments pursuant to clauses (a) and (c) of Section 2.08 of the Agreement.

         1.4 Capitalized terms used in this Exhibit 2.08 and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

2.       Obligations of Borrower.

         2.1 The Borrower will deliver notice in writing (the "Borrower Notice") to the Agent (on behalf of the Banks and the lenders parties to the Revolving Credit Agreement) and Bank of America at least five (5) days (or such other time period agreed to by the Borrower and the Agent on behalf of the Banks and the lenders parties to the Revolving Credit Agreement) prior to the date (the "Expected Payment Date") the Borrower reasonably expects to receive, or otherwise have, Net Cash Proceeds or Other Intercreditor Funds (the "Expected Payment") payable to the Intercreditor Banks pursuant to the respective Credit Agreements, setting forth (a) the total amount of the Expected Payment, (b) the date upon which the Borrower reasonably expects to receive or otherwise have the Expected Payment, (c) the source of such Expected Payment, and (d) a determination as to the applicable percentage (the "Estimated Applicable Percentage") of such Expected Payment which should be paid to each Intercreditor Bank pursuant to the terms and conditions of the Intercreditor Agreement.

         2.2 Upon receipt or possession (the "Actual Payment Date") of Net Cash Proceeds or Other Intercreditor Funds (the "Actual Payment") payable to the Intercreditor Banks pursuant to the respective Credit Agreements, the Borrower will reconcile the Actual Payment with the

Estimated Payment and will pay the Actual Applicable Percentages (hereinafter defined) of such Actual Payment to each Intercreditor Bank pursuant to the terms of the respective Credit Agreements. In any event, the Borrower shall hold the Actual Payment in a segregated cash collateral account, in trust for the Agent (on behalf of the Banks and the lenders parties to the Revolving Credit Agreement) and Bank of America on terms and conditions satisfactory to the Agent until paid to the Intercreditor Banks in accordance with the terms of the respective Credit Agreements.

         2.3 The "Actual Applicable Percentage" shall be (i) the Estimated Applicable Percentage, if (x) the Agent and Bank of America do not otherwise notify the Borrower on or before the Actual Payment Date, (y) only one Intercreditor Bank notifies the Borrower of changes to the Estimated Applicable Percentage, or (z) the Intercreditor Banks specify inconsistent changes to the Estimated Applicable Percentage that are not reconciled on or before the Actual Payment Date or (ii) the percentage that both the Agent and Bank of America specify to the Borrower on or before the Actual Payment Date, if the Intercreditor Banks specify consistent changes to the Estimated Applicable Percentages. If the Intercreditor Banks disagree (whether before or after the Actual Payment Date) with the Estimated Applicable Percentages and such dispute is not resolved on or before the Actual Payment Date, the Intercreditor Banks shall hold the portion of the Actual Payment received that is in dispute, and shall resolve such dispute, in accordance with the terms of the Intercreditor Agreement.

                                EXHIBIT 5.01(O)


Submitted for the quarter ended _____________________.

Since March 31, 1993, Special Reserves have been reduced as follows:

                                                                   Amount of             Remaining
                                                                   Reduction*            Balance*
Environmental Reserve (Long Term Portion)                          $                     $
                                                                    ------------          -----------
NMO Reserve                                                        $                     $
                                                                    ------------          -----------
Tax Reserve                                                        $                     $
                                                                    ------------          -----------

                                                       Total       $                     $
                                                                    ------------          -----------

Since March 31, 1993, the corresponding accounting entries to balance the Special Reserve reduction were as follows:

                                                        Cash       $
                                                                    ------------
                           Short Term Environmental Reserves       $
                                                                    ------------
                                                   (specify)       $
                                                                    ------------
                                                   (specify)       $
                                                                    ------------

                                                       Total       $
                                                                    ------------

*All numbers are rounded to the nearest thousand



The Special Reserve Adjustment as of the most recent quarter end (which is equal to the aggregate amount of reduction since March 31, 1993 to Special Reserves which has resulted, directly or indirectly, in an increase to Consolidated Net Worth) is equal to $_______________________.